FOR IMMEDIATE RELEASE

Contact: Alfred E. Brennan, Chief Executive Officer Arthur L. Herbst, Jr., President Christine R. Boehning, Chief Financial Officer Phone: 314-344-0010, Ext. 3133

YOUNG INNOVATIONS, INC. EXTENDS ITS SHARE REPURCHASE PROGRAM, DECLARES QUARTERLY DIVIDEND AND PROVIDES SECOND QUARTER CONFERENCE CALL DETAILS

ST. LOUIS, MO., July 19, 2006 – Young Innovations, Inc. (NASDAQ - YDNT) today announced that its Board of Directors, at its meeting on July 18, 2006, extended the Company’s share repurchase program through July 31, 2007. The share repurchase program was initially approved in May 2004 and authorized the repurchase of up to 500,000 shares of the Company’s stock through July 2005. In May 2005, the Board of Directors extended the share repurchase program through July 31, 2006. Through the end of the quarter ended March 31, 2006, the most recent period reported by the Company, the Company had repurchased an aggregate of 238,377 shares, and, as a result, 261,623 shares remain authorized for repurchase.

Additionally, the Board of Directors declared a quarterly dividend of $0.04 per share, payable September 15, 2006 to shareholders of record on August 15, 2006.

Young also announced that it will broadcast its second quarter earnings results with a live and on-demand web cast conference call on Tuesday, July 25, 2006 at 11:00 am Central Time. A live audio broadcast of the call will be available through Intercall at http://audioevent.mshow.com/304761/. Access to the live audio broadcast will also be available through the Company’s website, www.ydnt.com.

For those unable to listen to the live broadcast, a replay will be available at www.ydnt.com for exactly ninety days following the live call. There is no charge to access any event.

Young Innovations develops, manufactures and markets supplies and equipment used by dentists, dental hygienists, dental assistants and consumers. The Company’s product offering includes disposable and metal prophy angles, prophy cups and brushes, panoramic x-ray machines, dental handpieces (drills), orthodontic toothbrushes, flavored examination gloves, children’s toothbrushes, children’s toothpastes, moisture control and infection control products. The Company believes it is the leading manufacturer and distributor of prophy angles, and cups (used in teeth cleaning and polishing procedures) in the United States. The Company also believes it is the leading distributor of panoramic X-ray equipment and dental surface disinfectants in the United States.